EXHIBIT 99.1

Jones Soda Reports Fourth Quarter and Full Year 2018 Results

SEATTLE, March 07, 2019 (GLOBE NEWSWIRE) -- Jones Soda Co. (the “Company”) (OTCQB: JSDA), a leader in the craft soda category and known for its unique branding and authentic connection to its consumers, today announced results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter 2018 Financial Summary vs. Year-Ago Quarter

  Revenue increased 5% to $2.3 million compared to $2.2 million.
  Gross profit as a percentage of sales increased 840 basis points to 17.9% compared to 9.5%.
  Net loss was $822,000, or $(0.02) per share, compared to a net loss of $808,000, or $(0.02) per share.
  Adjusted EBITDA1 improved to $(674,000) compared to $(720,000).

Full Year 2018 Financial Summary vs. 2017

  Revenue was $12.6 million compared to $13.3 million.
  Gross profit as a percentage of sales was 21.8% compared to 22.7%.
  Net loss was $2.1 million, or $(0.05) per share, compared to a net loss of $1.3 million, or $(0.03) per share.
  Adjusted EBITDA1 was $(1.6) million compared to $(1.0) million.

Management Commentary

“2018 was a pivotal year for Jones Soda as we leveraged our strengthened balance sheet to expand our sales team, resulting in strong revenue growth from our fountain initiative, and encouraging progress in our glass bottle business and Lemoncocco initiative,” said Jennifer Cue, CEO of Jones Soda. “During the fourth quarter, we continued to build out our independent account network for fountain, which helped drive 179% year-over-year revenue growth for that line of business.

“Moving to 2019, we have experienced a strong start to the year with the introduction of Jones Ginger Beer and the enhancement of our glass bottle portfolio through the addition of two new sugar free options and all-natural flavors and colors when possible. We believe consumers’ demand for craft soda also continues to shift in our favor, as we will begin rolling our products out to approximately 1,000 new regional chain accounts over the next several months. As customer preferences continue to evolve towards craft and premium sodas, we believe we have powerful brands and the necessary distribution to capitalize on this growth in 2019 and beyond.”

Fourth Quarter 2018 Financial Results

Revenue in the fourth quarter of 2018 increased 5% to $2.3 million compared to $2.2 million in the same quarter a year ago. This increase was primarily attributable to a 179% increase in fountain revenue and a 5% increase in Jones glass bottle revenue, partially offset by an 18% decrease in 7-Select revenue.

Gross profit as a percentage of sales was 17.9% for the fourth quarter of 2018 compared to 9.5% in the same quarter a year ago. The increase was driven by write-offs during the fourth quarter of 2017 that were not present in 2018, offset by the timing of promotions in 2018 and higher freight costs associated with general transportation cost inflation.

Net loss was $822,000, or $(0.02) per share, for the fourth quarter of 2018 compared to a net loss of $808,000, or $(0.02) per share, in the same quarter a year ago.

Adjusted EBITDA1 in the fourth quarter of 2018 was negative $(674,000) compared to negative $(720,000) in the same quarter a year ago.

At December 31, 2018, cash and cash equivalents totaled $1.0 million compared to $0.4 million at December 31, 2017. The Company’s line of credit balance at the end of the fourth quarter totaled $0.4 million compared to $0.9 million at December 31, 2017.

Full Year 2018 Financial Results

Revenue in 2018 was $12.6 million compared to $13.3 million in 2017. This decrease was primarily attributable to the de-listing of Jones cans by a major retailer and the difficult comparisons created by the significant load-in of Jones 7-Select during 2017 that was not repeated in 2018, partially offset by 197% growth in fountain revenue and 21% growth in Lemoncocco revenue during 2018.

Gross profit as a percentage of sales was 21.8% in 2018 compared to 22.7% in 2017. The decrease was driven by the aforementioned timing of promotions in 2018 and higher freight costs.

Net loss was $2.1 million, or $(0.05) per share, in 2018 compared to a net loss of $1.3 million, or $(0.03) per share, in 2017.

Adjusted EBITDA1 in 2018 was $(1.6) million compared to $(1.0) in 2017.

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1 Adjusted EBITDA is defined as net loss from operations before interest, taxes, depreciation, amortization and stock-based compensation and is a non-GAAP measure (reconciliation provided below).

Conference Call

Jones Soda will hold a conference call today at 4:30 p.m. Eastern time to discuss its results for the fourth quarter and full year ended December 31, 2018.

Date: Thursday, March 7, 2019
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-888-394-8218
International dial-in number: 1-323-794-2588
Conference ID: 3722801

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.jonessoda.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through March 14, 2019.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 3722801

Presentation of Non-GAAP Information

This press release contains disclosure of the Company's Adjusted EBITDA, which is a not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss in our Non-GAAP Reconciliation in this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information to investors about the Company's results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which we evaluate the Company's performance. These adjustments to the Company's GAAP results are made with the intent of providing a more complete understanding of the Company's underlying operational results and provide supplemental information regarding our current ability to generate cash flow. This non-GAAP financial measure and is not intended to be considered in isolation or as a replacement for, or superior to net loss as an indicator of the Company's operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB: JSDA) markets and distributes premium beverages under the Jones® Soda and Lemoncocco ® brands. A leader in the premium soda category, Jones Soda is known for its variety of flavors, made with cane sugar and other high quality ingredients and incorporating always-changing photos sent in from its consumers. The diverse product line of Jones offers something for everyone – pure cane sugar soda, zero-calorie soda and Lemoncocco ® non-carbonated premium refreshment. Jones Soda is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. For more information, visit www.jonessoda.com or www.myjones.com or www.drinklemoncocco.com

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results include, among others: its ability to successfully execute on its growth strategies and operating plans for 2019; the Company’s ability to manage operating expenses and generate sufficient cash flow from operations or secure additional financing and continue to operate as a going concern; the Company’s ability to develop and introduce new products to satisfy customer preferences and respond to changes in consumer demand or market acceptance for its products; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; consumer response to and market acceptance of the Company’s new products; competition in the Company’s industry, particularly from Coke and Pepsi as well as other producers of craft beverages; imposition of new taxes, including potential taxes on sugar-sweetened beverages; changes in pricing and SKUs of its products; its ability to maintain relationships with manufacturers of its products; its ability to maintain a consistent and cost-effective supply of raw materials and flavors; its ability to maintain brand image and product quality; its ability to attract, retain and motivate key personnel; fluctuations in freight and fuel costs; the impact of currency rate fluctuations; its ability to protect its intellectual property; the impact of future litigation; its ability to access the capital markets for any future equity financing, and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on March 29, 2018. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Investor Relations Contact

Cody Slach
Liolios Group
949-574-3860
JSDA@liolios.com
finance@jonessoda.com

JONES SODA CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Revenue	$2,340	$2,229	$12,558	$13,345
Cost of goods sold	1,920	2,018	9,822	10,321
Gross profit	420	211	2,736	3,024
Gross profit %	17.9%	9.5%	21.8%	22.7%

Operating expenses:
Selling and marketing	633	443	2,492	2,123
General and administrative	521	509	2,071	2,014
	1,154	952	4,563	4,137
Loss from operations	(734)	(741)	(1,827)	(1,113)
Interest expense	(86)	(18)	(271)	(75)
Other income (expense), net	1	(47)	43	(60)
Loss before income taxes	(819)	(806)	(2,055)	(1,248)
Income tax expense, net	(3)	(2)	(24)	(23)
Net loss	$(822)	$(808)	$(2,079)	$(1,271)

Net loss per share - basic and diluted	$(0.02)	$(0.02)	$(0.05)	$(0.03)
Weighted average basic and diluted common shares outstanding	41,464,373	41,454,264	41,464,373	41,420,603

JONES SODA CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$991	$397
Accounts receivable, net of allowance for doubtful accounts of $40 and $7	1,362	1,247
Inventory	1,349	1,557
Prepaid expenses and other current assets	245	141
Total current assets	3,947	3,342
Fixed assets, net of accumulated depreciation of $489 and $568	88	39
Other assets	33	8
Total assets	$4,068	$3,389
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,058	$949
Line of credit	428	858
Accrued expenses	749	626
Taxes payable	-	1
Total current liabilities	2,235	2,434
Convertible subordinated notes payable, net	2,528	-
Deferred rent	8	12
Shareholders’ equity (deficit):
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 41,464,373 shares	53,822	53,822
Additional paid-in capital	9,389	8,861
Accumulated other comprehensive income	296	391
Accumulated deficit	(64,210)	(62,131)
Total shareholders’ equity (deficit)	(703)	943
Total liabilities and shareholders’ equity (deficit)	$4,068	$3,389

JONES SODA CO.
NON-GAAP RECONCILIATION
(Unaudited, In thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
GAAP net loss	$(822)	$(808)	$(2,079)	$(1,271)
Stock based compensation	50	64	178	187
Interest expense	86	18	271	75
Income tax expense, net	3	2	24	23
Depreciation	9	4	28	15
Non-GAAP Adjusted EBITDA	$(674)	$(720)	$(1,578)	$(971)